UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8


                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933


                Nicholas Investment Company, Inc.
     (Exact name of registrant as specified in its charter)


         Nevada                                    33-0788293
(State of Incorporation)                     (I.R.S. Employer ID No.)


                6565 Spencer, Las Vegas, NV 89119
            (Address of Principal Executive Offices)


   The 2003 Benefit Plan of Nicholas Investment Company, Inc.
                    (Full title of the plan)


    Darryl E. Schuttloffel, 6565 Spencer, Las Vegas, NV 89119
             (Name and address of agent for service)


                         (702) 501-1096
  (Telephone number, including area code, of agent for service)


                         With a copy to:

                    Chapman & Flanagan, Ltd.
                 777 N. Rainbow Blvd., Suite 390
                       Las Vegas, NV 89107


                 Calculation of Registration Fee

                                 Proposed
Title of                         Maximum       Proposed
Securities        Amount         Offering      Aggregate     Amount of
to be             to be          Price Per     Offering      Registration
Registered        Registered     Share (1)     Price         Fee

Common Stock      30,000,000     $0.0031       $93,000       $8.56


(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Offering Price is estimated as the average of the bid and asked prices on February 5, 2003.


                             PART I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to The 2003 Benefit Plan of Nicholas Investment Company, Inc. (the "Plan") adopted by the Board of Directors on February 3, 2003. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder to eligible participants who are not affiliates of the Company as defined in Rule 405 of the Securities Act will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

Item 2. Registrant Information and Employee Plan Annual Information

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                             PART II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Incorporated by reference into this Registration Statement are the contents of the Company's Registration Statement on Form S-8, and the Company's Annual Report on Form 10-KSB for the period ended December 31, 2001, and its Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to Shareholder Relations, Nicholas Investment Company, Inc., 6565 Spencer, Las Vegas, NV 89119, telephone (702) 501-1096.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Neither the Registrant's Attorneys or Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company's Bylaws and Section 78.751 of the Nevada Revised Statutes provide for indemnification of the Company's officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with the Company.
Article V of the Company's By-laws reads as follows:

The corporation shall indemnify any and all of its Directors and Officers, and its former Directors and Officers, or any person who may have served at the corporation's request as a Director or Officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been Director(s) or Officer(s) of the corporation, or of such other corporation, except, in relation to matters as to which any such Director or Officer or former Director or Officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

   4.1 The Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-SB filed with the Securities and Exchange Commission on November 3, 2000.)

   4.2 The Company's By-Laws, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-SB filed with the Securities and Exchange Commission on November 3, 2000.)

   5.1*     Opinion of Counsel, Chapman & Flanagan, Ltd.

   10.1*    The 2003 Benefit Plan of Nicholas Investment Company, Inc.

   23.1*    Consent of HJ Associates & Consultants, LLP.

   23.2*    Consent of Counsel. (Included in Exhibit 5.1.)


* Filed herewith.


Item 9. Undertaking.

The registrant makes the following undertakings

     a)1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i)   to include any prospectus required by Section
               10(a)(3) of the Securities Act;

          ii) to reflect any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.


                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, Nevada, on February 3, 2003.


(Registrant) Nicholas Investment Company, Inc.


By (Signature and Title) /s/
                         Darryl E. Schuttloffel, President and CEO


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                   Title                  Date


/s/                         Chief Executive        February 3, 2003
Darryl E. Schuttloffel      Officer and Director


/s/                         Chief Financial        February 3, 2003
George Barger               Officer and Director


/s/                         Director               February 3, 2003
Alex Peluffo


/s/                         Director               February 3, 2003
Howard Simonton


/s/                         Director               February 3, 2003
Cynthia A. Taylor


                            PART III
                        Index to Exhbits

  Number    Description

   4.1 The Company's Articles of Incorporation, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 to the Registrant's Form 10-SB filed with the Securities and Exchange Commission on November 3, 2000.)

   4.2 The Company's By-Laws, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-SB filed with the Securities and Exchange Commission on November 3, 2000.)

   5.1*     Opinion of Counsel, Chapman & Flanagan, Ltd.

   10.1*    The 2003 Benefit Plan of Nicholas Investment Company, Inc.

   23.1*    Consent of HJ Associates & Consultants, LLP.

   23.2*    Consent of Counsel. (Included in Exhibit 5.1.)


* Filed herewith.